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                                                                    EXHIBIT 10.4

                            CLOTHING SOURCE OF CA INC
                                  A DIVISION OF
                            BERGAMO ACQUISITION CORP

13101 WASHINGTON BLVD # 122 LA CA 90066   Tel: 310.566.7330    Fax: 310.566.7332
e:mail: BERGAMOCORP@AOL.COM               Car: 310.877.8584    Car: 714.936.9555
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WEB    :  clothingsourceinc.com

05/15/2002
From   :  Clothing Source of California Inc Division of Bergamo Acquisition Corp
To: Jeff Port,
Wish Licensing LLC.

Dear Jeff Port,

This Letter is to confirm our Telephone Conversations of August 14th and 15th of 2002 and your fax communication of August the 14th 2002. Enclosed is the check number 0132 drawn on Cal Fed Dated August 15th 2002 this is a Personal Check of Sohail Parekh Sec Treasurer and CFO of Clothing Source of California Inc and Bergamo Acquisition Corp. This Check for $25000.00 made out to Wish Licensing LLC on behalf of Clothing Source of California Inc and Bergamo Acquisition Corp is to cover the scheduled License royalty payment of Sept 1st 2002 to secure the SAVE THE CHILDREN Agreement.

We have given you a copy of the Deposit slip and the check which was deposited to Mr. Parekh account to indicate to you that the funds are on deposit and a copy the availability of funds transaction from the Bank. This can be verified by the operations Manager who's name is on the slip.

*2. This payment of $25000.00 is to secure for Clothing Source of California Inc and Bergamo Acquisition Corp the sole and only right of sales representation covered by the License agreement through Wish Licensing LLC for the Save the Children Brand. There can no other sales representation of this brand except and unless the parties Clothing Source of California Inc, Bergamo Acquisition Corp and Wish Licensing LLC mutually agree.

*3. The Parties Clothing Source of California Inc, Bergamo Acquisition Corp and Wish Licensing LLC also agree and acknowledge that this payment also secures the sole right of sales representation to Clothing Source of California Inc and Bergamo Acquisition Corp for the Dillards Stores to the Licensed products covered by Wish Licensing LLC for Care Bears, Strawberry Short Cake, and any other labels the parties may agree to. The exclusive sales rights Care Bears, Strawberry Short Cakes; extends to all products sold by Clothing Source of California Inc and Bergamo Acquisition Corp to the Lingerie Sleep Wear Lounge Wear Missy and or Junior Department of Lingerie. As previously agreed to a 5% sales commission will be paid to CSC INC AND BERGAMO ACQUISITION CORP against the net sales invoice. In addition Wish has agreed to a price structure for the sale of its merchandise any amount above and beyond the 5% commission. For Dillard's only do these sales representation rights apply unless mutually agreed in writing.

4. This agreement must be signed and acknowledged by all of he parties. The acceptance and deposit of this check in and of itself will constitute and agreement to all of the above. Please fax your signed copy to the following fax number. Fax 214 747 6191 Attention Hillard Herzog or Sohail Parekh.

*Valid only if check #0132 is good by 08/19/02 latest.

Acknowledged by,            Acknowledge by,         Acknowledge by,

/s/Hillard Herzog           /s/ Sohail Parekh       /s/ Jeff Port
Hillard Herzog              Sohail Parekh           Jeff Port
CEO                         Sec Treasurer CFO       President Wish Licensing LLC
CSC INC. &                  CSC INC &
Bergamo Acquisition Corp    Bergamo Acquisition Corp